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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                 PRICING SUPPLEMENT NO. 1689 DATED 13 APRIL 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $8,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$3,430,524,000.00 (A$2,636,024,000.00) INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "Base Prospectus"), save in respect of the Terms and Conditions which are extracted from the Prospectus. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of these final terms, the prospectus supplement and the Prospectus. Copies of the prospectus supplement are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The pricing supplement will be published on the Luxembourg Stock Exchange website.

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1.   (i)  Issuer:                          Queensland Treasury Corporation

     (ii) Guarantor:                       The Treasurer on behalf of the Government of Queensland

2.   Benchmark line:                       2015
                                           (to be consolidated and form a single series with QTC 6%
                                           Global A$ Bonds due 14 October, 2015, ISIN US748305BE82)

3.   Specific Currency or Currencies:      AUD ("A$")

4.   (i)  Issue price:                     98.921%

     (ii) Dealers' fees and commissions    No fee or commission is payable in respect of the issue
          paid by Issuer:                  of the bond(s) described in this Pricing Supplement.
                                           Instead, QTC pays fees and commissions in accordance with
                                           the procedure described in the QTC Offshore and Onshore
                                           Fixed Interest Distribution Group Operational Guidelines.
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5.   Specified Denominations:              A$1,000

6.   (i)  Issue Date:                      16 April 2007

     (ii) Record Date (date on and from    6 April/6 October
          which security is
          Ex-interest):

     (iii) Interest Payment Dates:         14 April/14 October

7.   Maturity Date:                        14 October 2015

8.   Interest Basis:                       6 per cent Fixed Rate

9.   Redemption/Payment Basis:             Redemption at par

10.  Change of Interest Basis or           Not Applicable
     Redemption/Payment Basis:

11.  (i)  Status of the Bonds:             Senior and rank pari passu with other senior, unsecured
                                           debt obligations of QTC

     (ii) Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured
                                           obligations

12.  Method of distribution:               Non-syndicated

                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.  Fixed Rate Note Provisions
     Applicable

     (i)  Rate(s) of Interest:             6 percent per annum payable semi-annually in arrears

     (ii) Interest Payment Date(s):        14 April and 14 October in each year up to and including
                                           the Maturity Date

     (iii) Fixed Coupon Amount(s):         A$30 per A$1,000 in nominal amount

     (iv) Determination Date(s):           Not Applicable

     (v)  Other terms relating to the      None
          method of calculating
          interest for Fixed Rate Bonds:
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                                  PROVISIONS RELATING TO REDEMPTION

14.  Final Redemption Amount:              A$1,000 per bond of A$1,000 Specified Denomination

15.  Early Redemption Amount(s) payable    Not Applicable
     on redemption for taxation reasons
     or on event of default and/or the
     method of calculating the same:

                             GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.  Form of Bonds:                        Permanent Global Note not exchangeable for Definitive
                                           Bonds

17.  Additional Financial Centre(s) or     Not Applicable
     other special provisions relating
     to Payment Dates:

18.  Talons for future Coupons or          No
     Receipts to be attached to
     Definitive Bonds (and dates on
     which such Talons mature):

19.  Other terms or special conditions:    Not Applicable

                                            DISTRIBUTION

20.  (i)  If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:

     (ii) Date of Dealer Agreement:        13 April 2007 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if      Not Applicable
          any):

21.  If non-syndicated, name and address   Macquarie Bank Limited
     of relevant Dealer:                   No.1 Martin Place
                                           SYDNEY NSW 2000

22.  Whether TEFRA D or TEFRA C rules      TEFRA Not Applicable
     applicable or TEFRA rules not
     applicable:

23.  Additional selling restrictions:      Not Applicable
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LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.   LISTING

(i)  Listing:                              Bourse de Luxembourg.

(ii) Admission to trading:                 Application has been made for the bonds to be admitted to
                                           trading on the regulated market of the Bourse de
                                           Luxembourg with effect from the Issue Date.

2.   RATINGS

     Ratings:                              The bonds to be issued have been rated:

                                           S&P:     AAA
                                           Moody's: Aaa

                                           An obligation rated 'AAA' by S&P has the highest credit
                                           rating assigned by Standard & Poor's. The obligor's
                                           capacity to meet its financial commitment on the
                                           obligation is extremely strong.

                                           Obligations rated Aaa by Moody's are judged to be of the
                                           highest quality with minimal credit risk.

                                           A credit rating is not a recommendation to buy, sell or
                                           hold securities and may be revised or withdrawn by the
                                           rating agency at any time. Each rating should be
                                           evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.
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4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)  Reasons for the Offer:                See "Use of Proceeds" section in the prospectus
                                           supplement.

(ii) Estimated net proceeds:               Not Applicable.

(iii) Estimated total expenses:            Not Applicable.

5.   YIELD

     Indication of yield:                  6.17%

                                           Calculated as 7 basis points less than the yield on the
                                           equivalent A$ Domestic Bond issued by the Issuer under
                                           its Domestic A$ Bond Facility on the Trade Date.

                                           The yield is calculated on the Trade Date on the basis of
                                           the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)  ISIN Code:                            US748305BE82

(ii) Common Code:                          017598066

(iii) CUSIP Code:                          748305BE8

(iv) Any clearing system(s) other than     Not Applicable
     Depositary Trust Company, Euroclear
     Bank S.A./N.V. and Clearstream
     Banking, societe anonyme and the
     relevant identification number(s):

(v)  Delivery:                             Delivery free of payment

(vi) Names and addresses of additional     Not Applicable
     Paying Agent(s) (if any):
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